                                                         EX-99.B(j)rsconsnt

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective
Amendment No. 55 to Registration Statement No. 2-42885 on Form N-1A of
Waddell & Reed Advisors Retirement Shares, Inc. of our report dated August
9, 2002 appearing in the Annual Report to Shareholders for the fiscal year ended June 30, 2002, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional
Information. We also consent to the reference to us under the caption
"Financial Highlights" in the Prospectus, which is also part of such
Registration Statement.

/s/ Deloitte & Touche LLP
--------------------------------
Deloitte & Touche LLP
Kansas City, Missouri
October 10, 2002